For Immediate Release

Date: March 20, 2007

Contact:	Mary Beth Steiginga
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION TO TRADE ON NASDAQ CAPITAL
MARKETS

Midland Park, NJ - March 20, 2007 - Stewardship Financial Corporation (OTC:SSFN), parent company of Atlantic Stewardship Bank, today announced it has been approved to list its common shares on The Nasdaq Capital Market.

On March 28, 2007, the Corporation will commence trading on The Nasdaq Capital Market under the symbol SSFN. Until that date, the Corporation will continue to trade on the OTCBB.

“We are delighted to reach this milestone in our history,” said Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation. “We believe that The Nasdaq Capital Market will provide more recognition and visibility for our company within the investment community. We look forward to increasing liquidity in our stock and thus enhancing value for our shareholders.”

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	March 20, 2007

Stewardship Financial Corporation is the parent company for Atlantic Stewardship Bank, which has banking offices in Midland Park, two branches in Hawthorne, Montville, Pequannock, Ridgewood, Waldwick and three branches in Wayne, New Jersey. The Bank has opened its eleventh branch in Wyckoff in March with a grand opening set for April 14, 2007 and is seeking approvals on its twelfth branch in Westwood. Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing ten percent of its pre-tax profits to Christian and local charitable organizations.

Additional information regarding Stewardship Financial Corporation and Atlantic Stewardship Bank can be obtained by visiting www.asbnow.com or calling 201-444-7100.

This information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.